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                                 CONRAIL INC.
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                         NORFOLK SOUTHERN CORPORATION

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     FOR IMMEDIATE RELEASE
     January 9, 1997

                                        Media Contact:  Robert Fort
                                        (757) 629-2710

     NORFOLK SOUTHERN TO APPEAL RULING ON PRELIMINARY INJUNCTION AGAINST CONRAIL, WELCOMES SURFACE TRANSPORTATION BOARD POSITION ON LOCK-OUT

     NORFOLK, VA -- Norfolk Southern Corporation (NYSE: NSC) issued the following statement in response to U.S. District Court Judge Donald VanArtsdalen's decision today declining to issue a preliminary injunction enjoining the Conrail shareholders meeting scheduled to be held January 17 and a separate decision today by the Surface Transportation Board:

          "Norfolk Southern is appealing the Court's ruling to the U.S. Third Circuit Court of Appeals in Philadelphia and is asking the Court to hear the appeal on an expedited basis.

          "Regardless of the outcome of our appeal, Conrail shareholders will have an opportunity on January 17 to regain control of the corporation they own. By rejecting the proposed 'opt out' of Pennsylvania's fair value statute they can send a clear message to Conrail's board that CSX's latest bid is unacceptable and that shareholders want the opportunity to consider Norfolk Southern's superior all-cash offer of $115 per share --- an offer worth over $1 billion more than CSX's.

          "Today's ruling in no way contradicts the fact that Conrail and CSX are continuing to wage a campaign of coercion to deny Conrail shareholders that opportunity and force them to go along with CSX's inferior offer.

           "Norfolk Southern is pleased that the Surface
     Transportation Board, acting on its petition to invalidate the lock-out provision, today issued a decision acknowledging that the two-year lock-out period 'appears excessive on its face.'

          "The Board emphasized that the lock-out provision would not preclude it from approving Norfolk Southern's proposal to acquire Conrail or keep Norfolk Southern from consummating the merger once it is approved.

          "While the Board said it was premature to void the provision at this time, it held that federal law would void the lock-out provision if the Board approves a Norfolk Southern/Conrail combination. In language applicable to CSX and Conrail, the Board said: 'A person cannot effectively preclude our approval of a transaction from going forward simply by entering into a contract that purports to prevent all alternatives to its own preferred outcome.'

          "Norfolk Southern remains committed to its offer to acquire Conrail and to deliver to Conrail shareholders $115 in cash for each of their shares. As announced yesterday, Norfolk Southern has received commitments from banks that provide more than enough money to fully fund its all-cash offer."

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